FORESIDE FUND SERVICES, LLC

Three Canal Plaza, Suite 100,

Portland, ME 04101

March 27, 2025

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549-4644

Re:	Russell Investments Exchange Traded Funds (File Nos. 333-283326 and 811-24027)

Pre-Effective Amendment No. 2, filed March 17, 2025

Dear Sir or Madam:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Foreside Fund Services, LLC, in its capacity as distributor of Russell Investments Exchange Traded Funds, hereby joins in the request of Russell Investments Exchange Traded Funds on behalf of its series, U.S. Small Cap Equity Active ETF, International Developed Equity Active ETF, Global Equity Active ETF, Emerging Markets Equity Active ETF, and Global Infrastructure Active ETF, for acceleration of the effective date of the Registration Statement so that such Registration Statement may be declared effective on April 1, 2025 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By:	/s/ Teresa Cowan
Name:	Teresa Cowan
Title:	President

RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS

1301 Second Avenue, 18th Floor,

Seattle, Washington 98101

March 27, 2025

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549-4644

Re:	Russell Investments Exchange Traded Funds (File Nos. 333-283326 and 811-24027)

Pre-Effective Amendment No. 2, filed March 17, 2025

Dear Sir or Madam:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Russell Investments Exchange Traded Funds, a Delaware statutory trust, (the “Trust”) on behalf of its series, U.S. Small Cap Equity Active ETF, International Developed Equity Active ETF, Global Equity Active ETF, Emerging Markets Equity Active ETF, and Global Infrastructure Active ETF, hereby respectfully requests acceleration of the effective date of its Registration Statement so that such Registration Statement may be declared effective on April 1, 2025 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS

By:	/s/ Kari Seabrands
Name:	Kari Seabrands
Title:	Treasurer, Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)